Exhibit 99.1

February 1, 2024

Adtalem Global Education Counters Safkhet Capital Report

Report from short seller, Fahmi Quadir, inexcusably and unacceptably misrepresented Adtalem’s business, purpose, mission, and vision.

CHICAGO — (BUSINESS WIRE) — Adtalem Global Education, Inc. (NYSE: ATGE) responds to claims in a report released on January 30 from Safkhet Capital.

“The report contains numerous factual errors, demonstrates a poor understanding of our industry as well as rudimentary transaction accounting, and is a reckless attempt to defame the nation’s largest healthcare educator,” said Adtalem President and CEO Steve Beard.

Safkhet Capital’s inability to accurately state even the most basic facts undermines the credibility of the report and its purported premise. By way of example, the chairperson of Adtalem’s Board of Directors is Michael Malafronte (2022 – present), not former Chairperson Lisa Wardell, a fact plainly visible on Adtalem’s website. Additionally, erroneous figures are referenced for enrollment and graduation rates when accurate data is freely available from publicly accessible, U.S. government sources as well as from Adtalem’s own disclosures.

The Safkhet Capital report also stated, “for-profits produce disastrously substandard results with most students unable to graduate, and even those who do face high levels of underemployment and higher levels of indebtedness.” We do not know where Safkhet Capital found data to support these assertions and, as it pertains to Adtalem, these claims are categorically false. Adtalem is proud to produce more nursing and Doctor of Veterinary Medicine (DVM) graduates than any institution in the U.S., award more medical and research doctoral degrees to African Americans than any other U.S. institution, and to have achieved 98% first-time residency attainment for graduates of our medical schools last year.

Errors and gross misrepresentations of the nature described above are too numerous in the Safkhet Capital report to warrant a complete recounting, but they illustrate the flimsiness of the research. As for many of the claims made by Safkhet Capital — they are misleading, incomplete, and factually inaccurate.

Because of Adtalem’s systemically important role in delivering practice-ready clinicians to the U.S. healthcare system, we feel compelled to correct some of the more egregious errors in the report.

1.	Safkhet Capital Assertion: Adtalem should impair its $1.48 billion acquisition of Walden.

Fact: Recognizing intangible assets and goodwill in conjunction with an acquisition is common; goodwill alone represents nearly half of the aggregate transaction value of U.S. corporate mergers and acquisitions1. As a 100% online institution with relatively few physical assets, a significant portion of the Walden acquisition was recognized as intangible assets and goodwill on our balance sheet. These assets are tested for impairment annually, and are audited by our external audit firm. The most recent test was completed in May 2023 and did not identify any impairment. Walden’s growth and financial trajectory has improved significantly since May 2023, further substantiating the value of these assets.

1 https://bfi.uchicago.edu/insight/research-summary/accounting-for-goodwill/

2.	Safkhet Capital Assertion: Enrollment trends show stagnation with multi-year declines.

Fact: As publicly reported, Adtalem’s enterprise total enrollment increased by 6% as of December 31, 2023, the largest increase since acquiring Walden in August 2021. 2
•	Chamberlain — the nation’s largest nursing school — has grown total enrollment in each of the last four quarters, including 7% growth as of December 31, 2023.
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Walden’s total enrollment grew by 8% as of December 31, 2023, reflecting three straight quarters of double-digit new enrollment growth amplified by strong persistence rates. Walden’s persistence rates — which measure students’ progression toward graduation — have improved under Adtalem ownership. (Safkhet Capital incorrectly asserts that Walden’s total enrollment is down 35% since the Walden acquisition was announced. The truth is a 14% decline over that period, which was primarily driven by pandemic-related headwinds that have since subsided.)

•
Medical/Veterinary includes our two medical schools and our veterinary school, the latter of which continues to operate near capacity. Although the medical schools have experienced modest total enrollment declines in recent quarters, we are well underway in executing a corresponding remediation plan that contemplates a return to total enrollment growth in fiscal 2025.

3.	Safkhet Capital Assertion: Graduation rates and attrition rates across all Adtalem schools are trailing far behind national averages.

Fact: Adtalem provides transparency into graduation rates for our institutions. We share this data on the websites for our institutions, and we disclose the data to the Department of Education. We are proud of our outcomes and graduation rates, which compare very favorably to benchmarks across non-profit, public, private, and proprietary institutions alike.
•	The graduation rate assertions made by Safkhet Capital make clear that they do not understand how to interpret or utilize graduation data.
o
Safkhet cites a graduation rate for Chamberlain that applies to ~1% of its entering class: first-time, full-time students.  On the same disclosure form that Safkhet Capital cites, Chamberlain shows that for all new full-time students its graduate rate is 77%.

o
The data cited for Adtalem’s medical schools are in fact not graduation rates at all – they are a metric of how quickly graduates completed their degrees.  Adtalem’s medical schools have six-year graduation rates above 70%.

o	Chamberlain University’s four-year graduation rate of 71% for all full-time undergraduate students is substantially higher than the national average of 49% across all four-year institutions.

2 All total enrollment growth rates as of December 31, 2023, are noted on a year-over-year basis.

4.	Safkhet Capital Assertion: We believe the gainful employment rule will likely result in the closure of numerous Adtalem degree programs.

Fact: This is false. We expect our degree programs to pass the Department of Education’s gainful employment (GE) rule based on currently available data. We also expect certain Walden clinical psychology and clinical counseling programs - that would otherwise be at risk - will benefit from the extended earnings window in the final GE rule issued by the Department of Education. The Adtalem program that falls closest to the GE rule’s threshold is the Ross University School of Veterinary Medicine DVM program. We are urging the Department of Education to include DVM programs in the extended earnings window, as it does for MD programs. If the Department of Education declines, we can adjust DVM pricing to maintain Title IV eligibility. In addition, the final GE rule is the subject of litigation that seeks to block enforcement, as happened with prior, less onerous versions of the GE rule.

5.	Safkhet Capital Assertion: The 90/10 rule changes along with its reaccreditation process may pose an existential risk to RUSM and a nearly 20% hit to Adtalem revenues today.

Fact: All our institutions fully comply with the 90/10 rule, and we expect that they will continue to do so.  We transparently disclose our institutions’ 90/10 ratios in our securities filings every quarter. These ratios are calculated in accordance with the Department of Education’s regulations and guidance. The recent change in treatment of Veterans Administration and military tuition assistance benefits in the 90/10 calculation has had a negligible effect on RUSM’s 90/10 rate, which remains below the 90% threshold.  RUSM is also fully accredited by CAAM-HP. Lastly, the Med/Vet segment – which includes RUSM, RUSVM, and AUC – represents ~25% of Adtalem’s total revenue. RUSM’s portion of total Adtalem revenue is far less than Safkhet Capital’s 20% assertion.

6.	Safkhet Capital Assertion: Two months ago, ED launched an investigation into Walden that Adtalem has not yet disclosed.

Fact: Walden University received a notice of investigation and request for information from the Department of Education. Walden informed its accreditor, the Higher Learning Commission, about this request. The Department of Education has not accused Walden of any wrongdoing. We are fully cooperating with the request. There has been no impact on our programs, students, or operations.

7.	Safkhet Capital Assertion: The borrower defense program will likely exacerbate the financial losses.

Fact: There is no evidence that the borrower defense program presents any material risk to Adtalem’s institutions. The Department of Education has given no indication it intends to seek recoupment of any forgiven student loans from Adtalem institutions, nor do we believe there would be any basis for it to. Also incorrect is the statement that Adtalem estimated $340 million of liability relating to DeVry. As Adtalem has explained in its securities filings, there is a $340 million cap on Adtalem’s liability relating to DeVry, only a portion of which has been incurred.

8.	Safkhet Capital Assertion: Expired program participation agreements (PPA) create the risk of greater collateral requirements and delays in the permitted drawdown of federal funds.

Fact: Program Participation Agreements (PPAs) are agreements between the Department of Education and an educational institution that allow the institution’s students to be eligible for Title IV funds. An expired, temporary or provisional PPA has no bearing on the institution’s ability to participate in Title IV nor on its accreditation status. Hundreds of institutions have provisional or expired PPAs, and they are all fully eligible for Title IV. All our programs are in good standing with the Department of Education, fully accredited and fully eligible for Title IV.

9.	Safkhet Capital Assertion: Corinthian Colleges and its 2015 bankruptcy suggest numerous parallels to Adtalem.

Fact: There is no basis of comparison between the two companies other than the fact that Corinthian was also a for-profit post-secondary education company. Corinthian declared bankruptcy almost 10 years ago under circumstances and challenges specific to that company, including allegations that ran afoul of numerous stakeholders beyond the Department of Education. Adtalem is a fundamentally different company and enjoys a singular profile among post-secondary institutions given its access mission, strong student outcomes, program mix, scale and healthcare focus.

10.	Safkhet Capital Assertion: Adtalem has bought back shares representing 10% of their total federal student loan disbursements since 2017.

Fact: The assertion that Adtalem has bought back shares representing 10% of total federal student loan disbursements since 2017 is false. More generally, Adtalem takes a principled and balanced approach to capital allocation, including, but by no means limited to, returning capital to shareholders through share repurchases. Adtalem also invests significant capital in new and existing physical campuses, market-leading technology and innovation including in areas such as AI and adaptive learning, and robust student support to sustain our strong program persistence and academic outcomes.

11.	Safkhet Capital Assertion: Adtalem’s updated executive compensation policy is a risk to long-term shareholder value.

Fact: The Compensation Committee of Adtalem’s Board of Directors approved a set of metrics associated with Long Term Incentive (Performance Share Unit) compensation that clearly link executive compensation to the multi-year revenue and EBITDA guidance provided by management at Adtalem’s June 2023 Investor Day. The updated executive compensation policy provides more transparency into, and better alignment between, executive compensation and business performance relative to that multi-year guidance. Adtalem’s Board of Directors and management believe that revenue growth and EBITDA margin are closely correlated with shareholder value and as performance metrics effectively align the incentives of management with those of Adtalem’s shareholders.

While presenting itself as an advocacy effort in service of student borrowers and taxpayers, in fact, the Safkhet Capital report amounts to nothing more than a thinly veiled and deceptively constructed “short and distort” scheme designed to extract a quick return at the expense of Adtalem’s students, faculty, employees and shareholders.

About Adtalem Global Education
Adtalem Global Education (NYSE: ATGE) is a national leader in post-secondary education and leading provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem’s family of institutions has more than 300,000 alumni and nearly 10,000 employees. Adtalem was named one of America’s Most Responsible Companies in 2021 and 2023 by Newsweek and Statista, and one of America’s Best Employers for Diversity in 2021 and 2022 by Forbes and Statista. Visit Adtalem.com for more information and follow on LinkedIn, Facebook and Instagram.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding Adtalem’s future growth. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “well under way,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), the Form 8-K filed with the SEC on January 31, 2024 and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and Adtalem assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized, except as required by law.

Investor Contact
Jay Spitzer
Investor.Relations@Adtalem.com
+1 312-906-6600

Media Contact
Talisha Holmes
AdtalemMedia@Adtalem.com
+1 872-270-0331